Exhibit 10.14

OUTSOURCING AGREEMENT

This OUTSOURCING AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of November, 2013, by and among Photronics, Inc., a Connecticut corporation (“Photronics”), Dai Nippon Printing Co., Ltd., a Japanese corporation (“DNP”), and Photronics Semiconductor Mask Corp. (the “Company”), a company limited by shares organized and formed under the Company Act of the Republic of China. Each of Photronics and DNP is hereinafter referred to as a “Supplier” and collectively as the “Suppliers” and each of the Suppliers and the Company is hereinafter referred to as a “Party” and collectively as the “Parties.”

ARTICLE 1.

BACKGROUND

Photronics and DNP wish to participate in a joint venture either directly or indirectly through their respective Affiliates as Shareholders in the Company, and to carry on the Business (as defined below) through the Company. The Parties are engaged, among other things, in the design, development, fabrication and sale of advanced photomasks (the “Business”). In connection with the formation of the joint venture, Photronics and DNP have entered into a Joint Venture Operating Agreement (the “JV Operating Agreement”) dated as of the 20th day of November, 2013. In connection with the JV Operating Agreement and in order to support the business objective of the Company, including but not limited in order to allow the Company access to products it may be unable to manufacture on its own and also to provide backup capacity to the Company in the event the Company operations are disrupted or the Company has a capacity shortfall, the Company desires to outsource or issue to the Suppliers, and the Suppliers agree to accept, certain purchase orders of the Company in connection with its Business pursuant to the terms and conditions set forth herein.

ARTICLE 2.

INTERPRETATION

2.1	Defined Terms

Unless otherwise defined in this Agreement, terms defined in the JV Operating Agreement shall have the same meanings when used in this Agreement.

2.2	Incorporation by Reference

The following Articles and Sections of the JV Operating Agreement shall be incorporated by reference into and form an integral part of this Agreement, mutatis mutandis: Section 5.16 (Non-Disclosure) and Section 12 (Miscellaneous).

ARTICLE 3.

PURCHASE ORDERS

3.1	Outsource and Issuance of Purchase Orders

The Company may at its own discretion outsource or issue Purchase Orders to either of the Suppliers on the terms and conditions of this Agreement. The Parties agree that they may add additional Products to this Agreement through additional Purchase Orders signed by the Company and the relevant Supplier.

3.2	Purchase Orders

Suppliers will make good faith efforts to accept all Purchase Orders from the Company for Products that comply with this Agreement including adhering to all relevant specifications of the Product as set forth in the Purchase Order entered into between the Company and the Supplier (including the Product Lead Time (as defined below)). Suppliers shall notify the Company of acceptance or rejection of a Purchase Order within twenty four hours of receipt of a Purchase Order (“Product PO Confirmation”). Failure of Suppliers to accept or reject a Purchase Order within twenty four hours shall constitute acceptance of such Purchase Order. The lead time for the Products will be as set forth in the applicable Purchase Order (“Product Lead Time”). Each Purchase Order shall include the following: (a) the Company’s Purchase Order number; (b) identification of the quantity and type of the Product ordered by the Company; (c) the price of each Product ordered per Schedule 2 attached hereto; (d) the requested delivery date (subject to the applicable Product Lead Time); (e) any shipping instructions, including preferred carrier and shipping destination; and (f) the specifications for the Product.

3.3	Purchase Order Terms

All outsourced orders agreed to between the Company and a Supplier shall be governed by this Agreement unless otherwise agreed by the Company and the Suppliers in writing; the Parties agree that the Purchase Order submitted by the Company to any of the Suppliers will mirror the terms and conditions of the Purchase Order with respect to specification for the Product and the end customer’s requirement submitted to the Company by the Company’s customer. Those terms and conditions of the Purchase Order may be discussed and agreed between the Company and any of the Suppliers prior to issuance of such Purchase Order to any of the Suppliers.

3.4	Rescheduling and Cancellation

The Company may not adjust or cancel or reschedule any portion of an accepted Purchase Order unless the Supplier fails to fulfill any material term of such accepted Purchase Order. Suppliers shall at all times use prudent material planning practices, including by way of example, reducing manufacturing and lead-times for Products . The Company forecast for each Supplier will be provided on a weekly basis covering a rolling one (I) month period. The Company will provide the ·Suppliers with such short range forecast which will be updated weekly and long range forecast which will be updated quarterly and will be used for planning purposes only. If a Supplier’s ability to supply any Product is constrained for any reason, such Supplier shall immediately notify the Company of such supply constraint for the purpose of resolving the same.

3.5	End of Life

Each of the Suppliers may terminate its obligations to supply a particular Product under this Agreement by giving written notice of the end of life of such Product to the Company at least twelve (12) months before the effective date of such termination (a “Product EOL Notice”), provided that (a) the relevant Supplier shall supply, and the Company shall purchase, such Product ordered pursuant to this Agreement until the effective date of such termination and including any accepted Purchase Orders outstanding on the effective date of termination, (b) the relevant Supplier is perpetually and irrevocably terminating its obligations to its other customers with respect to such Product. When the Company becomes aware that any of its customers will finish purchasing any type of the Products, the Company shall promptly notify the Supplier(s) thereof. Notwithstanding the above, if the Company has a long term supply agreement with a customer and the Suppliers (i) has confirmed in writing its intention to support the performance of such supply agreement by the Company through the outsourcing arrangement hereunder and (ii) are actually providing Product in support of such supply agreement, neither Supplier can, to the extent of its confirmation, terminate its obligation to supply the Company until such supply agreement between the Company and the customer is terminated.

3.6	Certain Claims

Notwithstanding any other provisions in this Agreement, either Supplier may discontinue sales of any Product after Suppliers’ receipt of a written products liability or the Intellectual Property Rights infringement claim that is deemed credible by written opinion of the relevant Supplier’s outside counsel, provided that the relevant Supplier also discontinues sales and supplies to its other customers with respect to such Product; provided further that (i) Suppliers shall give the Company at least 30 calendar days prior written notice of its intent to discontinue sales of such Product, and (ii) at the Company’s request, if the Company will continue to manufacture and sell commercial products using the Product, Suppliers will provide the Company with all reasonable information and assistance necessary, and any necessary licenses to the relevant Supplier’s Intellectual Property Rights in accordance with the terms and conditions to be agreed by the relevant Supplier and the Company, to enable the Company to manufacture or have the Product manufactured.

Any such granted licenses shall terminate and provided information shall be destroyed or returned in the event the relevant Supplier resumes providing the Product to the Company. The Company shall defend, indemnify and hold harmless the relevant Supplier from and against any claims, expenses and costs (including but not limited to attorney and other professional fees and expenses), settlement of third party claims (if negotiated and approved by the Company), damages and liability arising from or related to products liability or the violation of the Intellectual Property Rights of any third party solely with respect to the Company’s manufacture, use, sale, offering for sale, importation or distribution of any Products purchased by the Company during the 30 calendar days period specified in this Section 3.6 or manufactured by or on behalf of the Company under the license granted in this Section 3.6.

3.7	Priority for New Products

During the development by either of the Suppliers of any new Product (including any modification or improvement of an existing Product) as set forth in the Company’s Business Plan as defined and attached in the JV Operating Agreement, the Supplier who develops the new Product or modification or improvement of an existing Product shall provide the Company sufficient opportunity to test such new Product and determine whether to purchase such new Product under the terms and conditions including the timing agreed between such Supplier and the Company, provided however the Company will not be obligated to pay for any additional costs for modification or improvement made by any of the Suppliers in order to continue to be qualified. This Section 3.7 shall not applied to any products developed by the Suppliers (or a third party subcontracted by Suppliers) for or with any third party where such development is subject to non-disclosure obligations.

3.8	Qualification

Photronics will make all reasonable efforts to qualify the Company for the products for Micron Technology, Inc. (“Micron”) and its Affiliates, and the Company with Photronics support will make all reasonable efforts to qualify DNP but only for the purpose of being an outsource supplier for the Company for the products for Micron and its Affiliates.

Furthermore, DNP will make all reasonable efforts to qualify the Company for Powerchip Technology Corporation (“Powerchip”) so that the Company will be able to manufacture the products for Powerchip.

ARTICLE 4.

PURCHASE ORDER ALLOCATION

Notwithstanding any other provisions in this Agreement, the Parties agree that the outsourcing or issuance of any Purchase Orders hereunder by the Company to any of the Suppliers shall be at the Company’s discretion pursuant to the best interest of the Company taking into account the preference of the Company’s customer and the qualification for the production of the Products; provided however that the Company will attempt to allocate the value of orders with each Supplier equally. The Parties will review the allocation of orders between Suppliers on a quarterly basis. If at the end of each quarter the value of orders to one of the Suppliers is higher than that of the other, the Company will attempt to allocate orders to the Suppliers with lower valued orders for the previous quarter until such Supplier has received orders with value approximately equal to the other Supplier. Notwithstanding the above, each of the Parties agrees and acknowledges that if a Supplier cannot provide Product to the Company because of capacity restraints or failure to meet specifications of the Company, then the Company will be free to seek the Product from the other Supplier without regard to the allocation of Product orders between the Suppliers. Additionally it is understood by the parties that any outsourcing for Micron and its Affiliates ,or subsidiaries, joint ventures, or partnerships whether or not controlled by Micron or under any contract, agreement or arrangement including, but not limited to licensing arrangements whether existing on the date hereof or entered into or existing after the date hereof will not count towards Photronics’s allocation and any outsourcing for Powerchip and its Affiliates will not count towards DNP’s allocation (i.e. Micron and its Affiliates, or subsidiaries, joint ventures, or partnerships whether or not controlled by Micron or under any contract, agreement or arrangement including, but not limited to Micron licensing arrangements whether existing on the date hereof or entered into or existing after the date hereof will be excluded for Photronics and Powerchip and its Affiliates will be excluded for DNP when the Company attempts to allocate the value of orders with each Supplier equally).

ARTICLE 5.

PRODUCT PRICES AND PAYMENT

5.1	Prices

The purchase price for the Product shall be as set forth in Schedule 2.

5.2	Invoices; Payments

Suppliers shall issue invoices to the Company for any amounts payable to Suppliers pursuant to this Agreement upon shipment of the applicable Products to the Company. Payments for Products delivered in accordance with Purchase Orders, and any other to be made by the Company to Suppliers hereunder, shall be made in the Applicable Currency within 180 days from the shipment of the applicable Products delivered.

5.3	Taxes

All amounts payable for Product sold by Suppliers to the Company hereunder are exclusive of any taxes. The Company shall be responsible for and shall pay any applicable sales, use,excise or similar taxes, including value added taxes and customs duties due on the importation of Products and arising from purchases made by the Company under this Agreement, excluding any taxes based on Suppliers’ income and any applicable withholding taxes. All such taxes shall be determined based upon the final shipment designation of the items identified on the invoice.

ARTICLE 6.

DELIVERY

6.1	Risk of Loss and Title

Delivery of all Products shall be made pursuant to the Delivery Term. Risk of loss for the Products and title to the Products shall pass to the Company in accordance with the Delivery Term.

6.2	Delivery

Suppliers shall deliver the Product to the Company in accordance with the Delivery Term, shipping instructions in the Purchase Order issued by the Company with regard to the requested delivery date (subject to the Product Lead Time), ship-to address, and carrier. If the Company does not provide shipping instructions, Suppliers will select the carrier on a commercially reasonable basis.Suppliers shall be responsible for paying freight, handling, shipping and/or insurance charges to the delivery point in accordance with the Delivery Term.

ARTICLE 7.

LIMITED WARRANTIES

7.1	Suppliers Limited Warranty

Each of the Suppliers warrants that the Products shall comply with the specifications and documentation agreed by the relevant Supplier and the Company in writing that is applicable to such Products for the Warranty Period. This warranty does not apply to any Product failures resulting from misuse, storage in or exposure to environmental conditions inconsistent with those specified in the applicable specifications or documentation, modification of the Product by anyone other than the relevant Supplier. If a Product fails to comply with the foregoing warranty, the relevant Supplier shall, at its option, either repair or replace such Product, or, in the event the foregoing options are not commercially practicable, refund to the Company any amounts paid for the applicable Product. Without limiting the remedies specified in Article 9 and Section I 0.2, this Section 7.1 states the exclusive remedy of the Company for failure of a Product to conform to the warranty provisions set forth in this Section 7.1.

7.2	Disclaimer

EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 7, THE PARTIES MAKE NO WARRANTIES OR REPRESENTATIONS TO THE OTHER PARTIES AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8.

TERM AND TERMINATION

8.1	Term

This Agreement shall become effective on the completion of the merger contemplated under the Merger Agreement and shall continue to be in full force and effect for so long as Photronics and DNP, or any of their Affiliates, each remains a Shareholder of the Company.

8.2	Termination for Cause

A Party shall have the right to terminate its obligations under this Agreement if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after its receipt of written notice of the breach specifying such default.

8.3	Survival

Article 7 (for the duration of the applicable warranty period), Article 8, Article 9 and Article 10 shall survive any termination or expiration of this Agreement.

ARTICLE 9.

INDEMNIFICATION

9.1	Indemnification by Suppliers

Each of the Suppliers shall, with respect to Products supplied by such Supplier, defend, indemnify and hold harmless the Company from and against any third party claims, expenses and costs (including but not limited to attorney and other professional fees and expenses), settlement (if negotiated and approved by the relevant Supplier), damages and liability to the extent arising from a claim (a) alleging that a Product infringes or misappropriates any Intellectual Property Rights, or (b) arising under products liability theory from a manufacturing defect, and shall pay any judgments finally awarded by a court or any amounts contained in a settlement agreed to by the relevant Supplier arising from such claims. The foregoing indemnity does not cover claims that solely arise from (i) the modification of the Product by any party other than the relevant Supplier, (ii) the combination or use of the Product with other products, processes, methods, materials or devices except as approved by the relevant Supplier, or (iii) the fault of the Company.

9.2	Indemnification by Company

Other than claims for which the Suppliers are obligated to indemnify the Company under Section 9.1, the Company shall defend, indemnify and hold harmless the Suppliers from and against any third party claims, expenses and costs (including but not limited to attorney and other professional fees and expenses), settlement (if negotiated and approved by the Company), damages and liability to the extent arising from a claim (a) alleging that a Product supplied by such Supplier infringes or misappropriates any Intellectual Property Rights, or (b) arising under products liability theory from a manufacturing defect, and shall pay any judgments finally awarded by a corni or any amounts contained in a settlement agreed to by the Company arising from such claims. The foregoing indemnity does not cover claims that solely arise from (i) the modification of the Product by any party other than the Company, or (ii) the combination or use of the Product with other products, processes, methods, materials or devices except as approved by the Company.

9.3	Procedure

The Party seeking indemnification hereunder (the “Indemnified Party”) agrees to promptly inform the other Party in writing of such claim and furnish a copy of each communication, notice or other action relating to the claim and the alleged infringement. The Indemnified Party shall permit the other Party (the “Indemnifying Party”) to have sole control over the defense and negotiations for a settlement or compromise, provided that the Indemnifying Party may not settle or compromise a claim in a manner that imposes or purports to impose any liability or obligations on the Indemnified Party without obtaining the Indemnified Party’s prior written consent. The Indemnified Party agrees to give all reasonable authority, information and assistance necessary to defend or settle such suit or proceeding at the Indemnifying Party’s reasonable request and at the Indemnifying Party’s expense.

ARTICLE 10.

LIABILITY AND REMEDY

10.1	Limited Liability

EXCEPT FOR LIABILITY ARISING FROM BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS CONTAINED IN THE NON-DISCLOSURE CLAUSE IN SECTION 9 OF THE FRAMEWORK AGREEMENT, BREACHES OF LICENSE GRANTS CONTAINED HEREIN, AND EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES TO FULFILL INDEMNITY OBLIGATIONS DESCRIBED IN ARTICLE 9, (A) IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY TO THE OTHERS, OR TO ANY PARTY CLAIMING THROUGH OR UNDER THE OTHER, FOR ANY LOST PROFITS, ANY INDIRECT, INCIDENT AL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN ANYWAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (B) IN NO EVENT SHALL A PARTY’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID, PAYABLE, RECEIVED OR RECEIVABLE BY SUCH PARTY FOR THE PRODUCTS CONCERNED THEREWITH HEREUNDER PURSUANT TO THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRIOR TO THE OCCURRENCE OF THE INITIAL EVENT FOR WHICH A PARTY RECOVERS DAMAGES HEREUNDER. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS ARTICLE 10 IS AN ESSENTIAL ELEMENT OF THE BARGAIN AND ABSENT THIS ARTICLE 10 THE ECONOMIC AND OTHER TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

10.2	Remedies

Notwithstanding anything stated to the contrary in this Agreement, the Parties acknowledge that any breach of Section 3.5 (End of Life) of this Agreement and/or the non-disclosure clause in Section 9 of the Framework Agreement by a Party would cause irreparable harm to the other Parties, and that the damages arising from any such breach would be difficult or impossible to ascertain. As such, the Parties agree that a Party shall be entitled to injunctive relief and other equitable remedies in the event of any breach or threatened breach of Section 3.5 of this Agreement and/or the non-disclosure clause in Section 9 of the Framework Agreement by another Party. Such injunctive or other equitable relief shall be in addition to, and not in lieu of, any other remedies that may be available to that Party. The Parties shall be entitled reasonable attorney fees and costs of enforcement of this Agreement.

ARTICLE 11. OTHER ARRANGEMENT

11.1	Exclusive Distribution Mechanism

The Suppliers hereby agree that the Company shall be the exclusive distribution mechanism and exclusive interface (interface includes but is not limited to communicating with the customer whether in person or via e-mail or phone, order entry, shipping product and product invoicing) with respect to all products sold, services provided including but not limited to consulting services and product development agreements sold or implemented in Taiwan for all customers of the Company and the Suppliers (provided however in the case of Photronics, Micron and its Affiliates or subsidiaries, joint ventures, or partnerships whether or not controlled by Micron or under any contract, agreement or arrangement including, but not limited to Micron licensing arrangements whether existing on the date hereof or entered into or existing after the date hereof shall be excluded from such exclusive distribution). The Suppliers further agree that neither Supplier will meet with a customer of the Company in Taiwan without at least one employee from the Company being present at such meeting.

11.2	Non-competition

Notwithstanding Article 5.11 of the N Operating Agreement, Suppliers agree that, each of Suppliers:

(a)	during the term of the JV Operating Agreement and one (1) year after the expiration or termination of the N Operating Agreement, shall not and shall ensure that its Affiliates do not, whether solely or jointly with any other Person, and whether as principal, agent, director, executive officer, employee, shareholder, partner, member, joint venture partner, adviser, consultant or otherwise, carry on or engage or be or become involved in, or assist others in engaging or being involved in, any trade, business, activity or undertaking within Taiwan which is or could reasonably be expected to be competitive with the Business of the Company provided, however, that nothing herein shall prohibit or otherwise restrict Photronics from selling to, engaging in or otherwise being involved in any trade, business, activity or undertaking within Taiwan which is conducted with Micron or any of its Affiliates or subsidiaries, joint ventures, or partnerships whether or not controlled by Micron or under any contract, agreement or arrangement including, but not limited to Micron licensing arrangements whether existing on the date hereof or entered into or existing after the date hereof In the event that the Company, directly or through outsourcing to the Suppliers under this Agreement, cannot supply or satisfy local customer(s) within Taiwan, the Parties will discuss other options to satisfy the needs of such customer(s); and

(b)	during the term of this Agreement and one (1) year after the expiration or termination of this Agreement, shall not and shall ensure that its Affiliates do not (either personally or through an agent or otherwise) (i) induce or attempt to induce any supplier of the Company or any of its Affiliates to cease to supply, or to restrict or vary the terms of supply to, any of them; or (ii) solicit for employment or hire any employee, officer or director of the Company or any of its Affiliates, without the written approval of the other party

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

PHOTRONICS, INC.

By:	/s/ Constantine Macricostas
Name:	Constantine Macricostas
Title:	Chairman an Chief Executive Officer
11/20/13

DAI NIPPON PRINTING CO., LTD.

By:	/s/ Koichi Takanami
Name:	Koichi Takanami
Title:	Executive Vice President
11/20/2013

Photronics Semiconductor Mask Corp.

By:	/s/ Frank Lee
Name:	Frank Lee 11/20/2013
Title:	President

Outsourcing Agreement Signature Page

Schedule 1

Definitions

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

1.	“Affiliate” means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists.

2.	“Applicable Currency” means for payments in relation to Photronics, U.S. Dollars and for payments in relation to DNP, U.S. Dollars.

3.	“Delivery Term” means DDP (Incoterms 2010) at delivery point in Taiwan. The Delivery Term may be otherwise determined by the Company and the Supplier in the purchase Order where delivery point is other place than Taiwan.

4.	“Intellectual Property Rights” means all rights in and to (a) U.S. and foreign patents and patent applications, including all divisions, substitutions, continuations, continuations-in-part, and any reissues, re-examinations and extensions thereof, (b) copyrights and other rights in works of authorship, (c) unpatented inventions, trade secrets, data, processes, or materials, (d) mask work rights, and (e) other intellectual property or proprietary rights of any kind now known or hereafter recognized in any jurisdiction, but excluding trademarks, service marks, trade names, trade dress, domain names, logos and similar rights, and the goodwill associated therewith.

5.	“Product” means integrated circuit photomasks and related services.

6.	“Purchase Order” means any of the following (a) a written purchase order issued to the Company by third party buyers for the purchase of certain products; (b) a written purchase order issued by the Company to a Supplier for a quantity of Product.

7.	“Warranty Period” means a period of twelve 12 months from the relevant Supplier’s shipment of the Product.

Schedule 2

Product Prices

The prices for each Product outsourced to Suppliers shall be substantially consistent with the price ordered by the Company’s customer (the “Customer Order Price”) less ten percent (10%), except the case that the mask data preparation will be conducted by the Supplier, the prices of which shall be the Customer Order Price less five percent (5%).